UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 11, 2010

Heritage Oaks Bancorp
(Exact Name of Registrant as Specified in Its Charter)
California
(State or Other Jurisdiction of Incorporation)
000-05020	77-0388249
(Commission File Number)	(IRS Employer Identification No.)
545 12th Street, Paso Robles CA	93446
(Address of Principal Executive Offices)	(Zip Code)
(805) 239-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02                      Unregistered Sales of Equity Securities

On March 12, 2010, Heritage Oaks Bancorp (the “Company”) completed a transaction pursuant to securities purchase agreements with over 23 separate investors (each an “Investor,” and collectively, the “Investors”), pursuant to which the Investors invested an aggregate of approximately $56.0 million in cash in the Company through direct purchases of newly issued Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) and Series C Convertible Perpetual Preferred Stock (the “Series C Preferred Stock”).  In addition, approximately $4.0 million was placed in escrow for a second closing of 4,072 shares of Series B Preferred Stock, pending receipt of regulatory approvals required for the particular Investor purchasing such shares.

The Series B Preferred Stock and Series C Preferred Stock were sold in a private placement under Rule 4(2) of the Securities Act of 1933, as amended.  Sandler O’Neill & Partners, L.P., and FIG Partners, LLC, served as Placement Agents with respect to the transactions for compensation of $3,600,000 in the aggregate.

Item 3.03.                      Material Modification to Rights of Security Holders

The information set forth in Item 3.02 is incorporated herein by reference.

The rights and privileges of the Series B Preferred Stock and Series C Preferred Stock are fully set forth in the Certificates of Determination for the Series B Preferred Stock and Series C Preferred Stock, which were filed on March 11, 2010 and attached hereto as Exhibits 4.1 and 4.2, respectively.

The Certificates of Determination for the Series B Preferred Stock and Series C Preferred Stock provide, in certain circumstances, among other things, for preferential rights of the Series B Preferred Stock and Series C Preferred Stock as to dividends and liquidation over those of the Company’s Common Stock (the “Common Stock”).  For as long as the Series B Preferred Stock and Series C Preferred Stock remains outstanding and the requisite shareholder approvals have not been received, subject to limited exceptions, the Company will be prohibited from paying dividends on any share of Common Stock or other junior securities and from redeeming, purchasing or acquiring any shares of Common Stock or other junior securities.

The foregoing description of the Certificates of Determination for the Series B Preferred Stock and Series C Preferred Stock does not purport to be a complete description of all of the terms of such documents, and is qualified in its entirety by reference to the Certificates of Determination for the Series B Preferred Stock and Series C Preferred Stock, attached hereto as Exhibits 4.1 and 4.2, respectively.

Item 5.03                      Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 11, 2010, the Company filed Certificates of Determination for the Series B Preferred Stock and Series C Preferred Stock with the California Secretary of State for the purpose of amending its Articles of Incorporation to fix the designations, preferences, limitations and relative rights of the Series B Preferred Stock and Series C Preferred Stock.  A copy of the Certificates of Determination for the Series B Preferred Stock and Series C Preferred Stock are attached hereto as Exhibit 4.1 and 4.2, respectively.

Additional Information

In connection with certain matters related to the Investments, the Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement with respect to the Shareholder Approvals.  The Company will mail the definitive proxy statement, when available, to its shareholders. Investors and security holders are urged to read the proxy statement with regards to certain matters related to the private placement when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov or from the Company’s website at www.heritageoaksbancorp.com.

The Company and its directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of certain matters relating to the private placement. Investors may obtain additional information regarding the interest of Company’s executive officers and directors in the contemplated transaction by reading the proxy statement regarding the matters related to the private placement when it becomes available.

SECTION 8 – Other Events

Item 8.01                      Other Events

On March 12, 2010, the Company issued a press release announcing the closing of the private placement discussed above.  The Press Release is attached to this Form 8-K as Exhibit 99.1

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.      Exhibits

(d)     Exhibits. The following exhibits are being filed herewith:

Exhibit No.	Description
4.1	Certificate of Determination for Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock
4.2	Certificate of Determination for Series C Convertible Perpetual Preferred Stock
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2010
Heritage Oaks Bancorp

By:	/s/ Margaret Torres
Margaret Torres
Chief Financial Officer